Exhibit 1.1

DEALER-MANAGER AGREEMENT

COMVERSE TECHNOLOGY, INC.

December [    ], 2004

LEHMAN BROTHERS INC.

745 Seventh Avenue, 3rd Floor

New York, New York 10019

Ladies and Gentlemen:

1. The Exchange Offer. Comverse Technology, Inc., a New York corporation (the “Company”), intends to offer to exchange (together with any amendments and extensions thereof, the “Exchange Offer”) its new Zero Yield Puttable Securities due 2023 (the “New Securities”) for any and all of its outstanding Zero Yield Puttable Securities due 2023 (the “Old Securities”), on the terms and subject to the conditions set forth in the Prospectus and related Letter of Transmittal (each as defined below) attached hereto as Exhibits A and B, respectively.

The New Securities will be issued pursuant to an indenture (the “New Indenture”) to be entered into by the Company and JP Morgan Chase Bank, N.A., as Trustee (the “New Trustee”). The New Securities will be convertible into cash and duly and validly issued, fully paid and nonassessable shares of common stock, par value $0.10 per share (the “Common Stock”), of the Company (such shares, the “Conversion Shares”) on the terms, and subject to the conditions, set forth in the New Indenture.

The Prospectus, the Letter of Transmittal, the Registration Statement, the Schedule TO (each as defined below), all statements and other documents filed or to be filed with any federal, state or local governmental or regulatory agency or authority, including any exhibits thereto (including the New Indenture), and such other documents (including, but not limited to, any advertisements, press releases or summaries relating to the Exchange Offer and any forms of letters to brokers, dealers, banks, trust companies and other nominees relating to the Exchange Offer), in each case in the form first authorized for use by the Company in connection with the Exchange Offer and approved by the Dealer-Manager, and thereafter in each case together with any amendments and supplements thereto made in accordance with the terms of this agreement (this “Agreement”), are collectively referred to as the “Exchange Offer Materials.”

2. Appointment as Dealer-Manager. The Company hereby appoints Lehman Brothers Inc. (“Lehman Brothers”) as sole dealer-manager in connection with the Exchange Offer (in such capacity, the “Dealer-Manager”), and the Company hereby authorizes Lehman Brothers to act as such in connection with the Exchange Offer. On the basis of the representations and warranties and agreements of the Company contained in this Agreement and subject to and in accordance with the terms and conditions hereof, Lehman Brothers agrees in accordance with its customary practice, and in accordance with all applicable United States laws and regulations, to use its commercially reasonable efforts to assist in the solicitation of tenders of the Old Securities pursuant to the Exchange Offer and to communicate with brokers, dealers, banks, trust companies, nominees and other persons with respect to the Exchange Offer.

3. No Liability for Acts of Brokers, Dealers, Banks, Trust Companies, Nominees and Others. In connection with the Exchange Offer, the Dealer-Manager shall not be subject to any loss, claim, damage, liability or expense owed to the Company or any of the Company’s affiliates or subsidiaries for any act or omission on the part of any broker or dealer in securities (other than itself), bank, trust company, nominee or any other person, and the Dealer-Manager shall not be liable for its own acts or omissions in performing its obligations as Dealer-Manager except for any losses, claims, damages, liabilities and expenses determined in a final judgment by a court of competent jurisdiction to have resulted from any such acts or omissions undertaken or omitted to be taken by it (including its employees and authorized agents) through its gross negligence or willful misconduct. In soliciting or obtaining tenders of Old Securities, the Company hereby acknowledges that Lehman Brothers, as Dealer-Manager, is and will be acting as an independent contractor and shall not be deemed to be acting as the agent of the Company or as the agent of any broker, dealer, bank, trust company, nominee or other person and no broker, dealer, bank, trust company, nominee or other person shall be deemed to be acting as the agent of the Dealer-Manager, the Company or any of the Company’s affiliates or subsidiaries.

4. The Exchange Offer Materials; Commencement; Withdrawal.

(a) The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Commission under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the Commission under the Exchange Act, a registration statement on Form S-4 (File No. 333-120870), including a Prospectus, covering the registration of the exchange of New Securities for Old Securities in the Exchange Offer. The term “Registration Statement” as used in this Agreement shall mean such registration statement, including financial statements, schedules and exhibits, and the documents incorporated by reference therein, in the form in which it became effective and, in the event of any further amendment or supplement thereto made in accordance with the terms of this Agreement, shall also mean (from and after the effectiveness of such amendment or supplement) such registration statement as so amended or supplemented. The term “Prospectus” as used in this Agreement shall mean the prospectus included in the Registration Statement and, in the event of any further amendment or supplement thereto made in accordance with the terms of this Agreement, shall also mean (from and after the time it is first provided by the Company for use in connection with the Exchange Offer) such prospectus as so amended or supplemented. Any reference herein to the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 13 of Form S-4 under the Securities Act, as of the date of the Prospectus, and any reference to any amendment or supplement to the Prospectus shall be deemed to refer to and include any documents filed after the date of the Prospectus under the Exchange Act and incorporated by reference in the Prospectus. The term “Letter of Transmittal” as used in this Agreement shall mean the letter of transmittal to be used by holders of the Old Securities (the “Holders”) tendering outstanding Old Securities pursuant to the Exchange Offer, in the form included in the Registration Statement.

(b) The Company has filed with the Commission under the Exchange Act and the rules and regulations promulgated thereunder including Regulation M-A of the Commission a Tender Offer Statement on Schedule TO with respect to the Exchange Offer (including the exhibits thereto and any documents incorporated by reference therein and as such Tender Offer Statement may be amended or supplemented from time to time, the “Schedule TO”), a copy of which Schedule TO (including the documents required by Item 12 thereof to be filed as exhibits thereto) in the form in which it was filed, will be furnished to the Dealer-Manager as promptly as practicable upon the filing thereof.

(c) The Exchange Offer Materials have been or will be prepared and approved by, and are the sole responsibility of, the Company, except for information provided by the Dealer-Manager in writing expressly for use in the Exchange Offer Materials, it being understood that the only information so provided by the Dealer-Manager expressly for use in the Exchange Offer Materials is the name, address and telephone numbers of Lehman Brothers, as Dealer-Manager. The Company hereby represents and warrants that it will commence the Exchange Offer as soon as practicable by publicly announcing its commencement and by distributing, mailing, or causing to be mailed on its behalf, copies of, where necessary, the Exchange Offer Materials excluding the documents incorporated by reference in the Exchange Offer Materials (the “Incorporated Documents”), to the Holders for delivery to the beneficial Holders (the date of such announcement and of the commencement of such distribution, the “Commencement Date”).

(d) The Company hereby (i) agrees to furnish the Dealer-Manager with as many copies as it may reasonably request of the final forms of all Exchange Offer Materials filed with the Commission, mailed to Holders, or provided to any other governmental authority or agency and, upon its request, any other documents incorporated therein or otherwise filed or to be filed with any federal, state or local governmental or regulatory agency or authority, any stock exchange or any court and (ii) authorizes the Dealer-Manager to use copies of such Exchange Offer Materials in connection with the Exchange Offer. The Dealer-Manager hereby agrees that it will not disseminate any written materials in connection with the solicitation of tenders of Old Securities pursuant to the Exchange Offer other than such Exchange Offer Materials or any other written materials authorized by the Company.

(e) The Company hereby represents and agrees that no solicitation material in addition to the Exchange Offer Materials, which additional materials shall be in the form which has been approved by the Dealer-Manager, will be used in connection with the Exchange Offer or filed with any federal, state or local governmental or regulatory agency or authority, including the Commission, by or on behalf of the Company without the Dealer-Manager’s prior approval, which approval will not be unreasonably withheld. In the event that (i) the Company uses or permits the use of any solicitation material not so approved by the Dealer-Manager in connection with the Exchange Offer or files any such solicitation material with any such federal, state or local governmental or regulatory agency or authority without the Dealer-Manager’s prior approval, (ii) the Company withdraws, terminates, rescinds or cancels the Exchange Offer, (iii) at any time the Dealer-Manager shall determine that any condition set forth in Section 9 shall not be satisfied, (iv) the Registration Statement containing all of the required information, including pricing information, and a prospectus that meets the requirements of Section 10(a) of the Securities Act (including a letter of transmittal), shall not have become effective on or prior to the expiration date of the Exchange Offer (the “Expiration Date”) or (v) at any time during the Exchange Offer, a stop order suspending the effectiveness of the Registration Statement shall have been issued or a proceeding for that purpose shall have been instituted or shall be pending or threatened by the Commission, or a request for additional information on the part of the Commission shall not have been satisfied to the reasonable satisfaction of the Dealer-Manager or there shall have been issued, at any time during the Exchange Offer, any temporary restraining order or injunction restraining or enjoining Lehman Brothers from acting in its capacity as Dealer-Manager with respect to the Exchange Offer, then the Dealer-Manager (A) shall have a reasonable period of time after discovering or being informed of such event to elect whether to continue to act as Dealer-Manager and shall be entitled to withdraw as Dealer-Manager in connection with the Exchange Offer without any liability or penalty to it or any other person defined in Section 11 as an “Indemnified Person,” (B) shall be entitled promptly to receive the payment of all fees and expenses payable to it under this Agreement which have accrued to the date of such withdrawal or which otherwise thereafter become payable and (C) shall continue to be entitled to the indemnification and contribution provisions contained in Section 11.

5. Compensation. The Company hereby agrees to pay a fee of $300,000.00 within three business days after the Expiration Date to the Dealer-Manager as compensation for its services as Dealer-Manager, which sum shall include any and all expenses incurred by the Dealer-Manager.

6. Reimbursement of Expenses and Payment of Other Costs. The Company hereby agrees (a) to pay all fees and expenses of the Exchange Agent and Information Agent (each as defined below) in connection with the Exchange Offer, (b) to reimburse brokers, dealers, banks, trust companies and nominees for their customary mailing and handling expenses, if any, incurred in forwarding Exchange Offer Materials to their customers and (c) to pay any reasonable advertising and public relations charges pertaining to the Exchange Offer and the related transactions.

7. The Exchange Agent and Information Agent.

(a) The Company (i) has arranged for JP Morgan Chase Bank, N.A. to serve as exchange agent in connection with the Exchange Offer (the “Exchange Agent”), (ii) will arrange for the Exchange Agent to advise the Dealer-Manager daily as to such matters as the Dealer-Manager may reasonably request, including the aggregate principal amount of Old Securities that have been tendered pursuant to the Exchange Offer and (iii) will arrange for the Exchange Agent to be responsible for the payment of the consideration offered by the Company to the Holders in connection with the Exchange Offer pursuant and subject to the Prospectus.

(b) The Company has arranged for D.F. King & Co., Inc. to serve as information agent in connection with the Exchange Offer (the “Information Agent”) and to perform services in connection with the Exchange Offer that are customary for an information agent.

(c) The Company will provide, or will cause the Exchange Agent and Information Agent, as applicable, to provide, the Dealer-Manager with the security listing position (or other cards or lists) containing the names and addresses of, and the aggregate principal amount of Old Securities held by, the Holders as of a recent date and will use its commercially reasonable efforts to cause the Dealer-Manager to be advised, from time to time as it may request, during the period of the Exchange Offer (i.e., the period commencing on the Commencement Date through and including the Expiration Date) as to any transfers of record of Old Securities. In addition, the Company hereby authorizes the Dealer-Manager to communicate with the New Trustee, the Exchange Agent and the Information Agent, as applicable, with respect to matters relating to the Exchange Offer and to cause the Exchange Agent and the Information Agent, as applicable, to advise the Dealer-Manager daily as to such matters as it may reasonably request, including the aggregate principal amount of Old Securities that have been tendered.

8. Representations and Warranties of the Company. In addition to the other representations and warranties made by the Company contained in this Agreement, the Company represents and warrants to the Dealer-Manager, and agrees with the Dealer-Manager, on each of the Commencement Date, the Expiration Date, the Exchange Date (as defined herein) and the date of any post-effective amendment to the Registration Statement (each, an “Amendment Date”) and during the period of the Exchange Offer, that:

(a) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus; and the Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which such licensing or qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such qualification and good standing the failure of which, individually or in the aggregate, would not be likely to result in (i) a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or (ii) the material impairment of the ability of the Company to consummate the Exchange Offer and the other transactions contemplated in the Exchange Offer Materials and to perform in any material respect its material obligations thereunder (each of (i) and (ii), a “Material Adverse Effect”).

(b) The Company has all necessary corporate power and authority (i) to execute, deliver and perform its obligations under this Agreement and (ii) to make and consummate the Exchange Offer in accordance with its terms; and all necessary corporate action has been duly taken by it to authorize the Exchange Offer, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby and in the Exchange Offer Materials. The Company has taken or will take all necessary corporate action to authorize any amendments or supplements to, or modifications of, the Exchange Offer and the Exchange Offer Materials.

(c) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(d) Each of Comverse, Inc. and Verint Systems Inc. (each a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, has all power and authority attendant to its form of organization to own, lease and operate its properties and to conduct its business as described in the Prospectus and is duly licensed or qualified to do business and in good standing as a foreign entity in each other jurisdiction in which such licensing or qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing or licensed would not result in a Material Adverse Effect; except as otherwise disclosed in the Registration Statement, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except as would not result in a Material Adverse Effect; none of the outstanding shares of capital stock of any Subsidiary was issued in violation of applicable preemptive or similar rights, except as would not result in a Material Adverse Effect.

(e) Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject, except for such defaults that would not result in a Material Adverse Effect.

(f) (i) The execution, delivery and performance by the Company of this Agreement, (ii) the making and consummation of the Exchange Offer by the Company, (iii) the use of the Exchange Offer Materials and the filing of the Registration Statement, the Prospectus and the Schedule TO and any amendments or supplement thereto and (iv) the consummation by the Company of the transactions contemplated by this Agreement and in the Exchange Offer Materials and compliance with the terms herein or therein (all of the foregoing, collectively, the “Transactions”), in each case, (x) do not violate and will not result in a violation of any of the terms or provisions of the charter or by-laws or similar organizational documents of the Company or any of its Subsidiaries (y) do not and will not conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute an event of default (or an event which with notice or lapse of time or both would become an event of default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries under, (A) the certificate of incorporation or by-laws of the Company, (B) any material loan or credit agreement, indenture, mortgage, note, deed of trust, lease or other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which any of them may be bound or to which any of their properties or assets are bound or affected, or (C) any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental or regulatory instrumentality or agency or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets and (z) comply and will comply in all material respects with all applicable laws, rules and regulations of any government or governmental or regulatory instrumentality or agency.

(g) None of the Exchange Offer or other Transactions require or will require any consent, qualification or decree of, approval of, waiver by, license or authorization from, or permit of, or other action by or filing or registration with or notification to, any court or governmental or regulatory authority or agency other than (i) such as have been already obtained or as may be required under the Securities Act or the Exchange Act or state securities laws and (ii) as described in the Prospectus.

(h) The Company meets the requirements for use of Form S-4 under the Securities Act. On the Exchange Date, the Registration Statement and any post-effective amendment thereto, each in the form delivered to the Dealer-Manager, and including all Incorporated Documents, has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with or otherwise satisfied. No other stop order and no injunction, restraining order or denial of any application for approval has been issued or proceedings, litigation or investigation initiated or, to the best knowledge of the Company, threatened with respect to the Exchange Offer by or before any governmental or regulatory agency, or any court.

(i) The Exchange Offer Materials, as then amended or supplemented (other than the Prospectus and the Registration Statement, and any amendments and supplements thereto, which are covered in subsection (j) below), (i) complied and will comply in all material respects with the requirements of the Securities Act and the Exchange Act; and (ii) did not and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j) Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued and at the Exchange Date, included or will include an untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the respective times the Registration Statement and any post-effective amendments thereto became effective and at the Exchange Date, the Registration Statement and any amendments and supplements thereto complied and will comply in all material respects with the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The representations and warranties in this subsection (j) and in subsection (i) shall not apply to statements contained in the Exchange Offer Materials furnished in writing by or on behalf of Lehman Brothers expressly for inclusion in the Exchange Offer Materials.

(k) The Prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424(b) under the Securities Act, complied when so filed in all material respects with the Securities Act and the Prospectus delivered to the Dealer-Manager for use in connection with the Exchange Offer was identical to the electronically transmitted copies thereof filed with the Commission pursuant to Regulation S-T promulgated by the Commission.

(l) The Incorporated Documents, when they became effective or were filed (or, if an amendment with respect to any such Incorporated Document was filed or became effective, when such amendment was filed or became effective) with the Commission, complied and will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and any documents so filed and incorporated by reference in the Registration Statement or the Prospectus subsequent to the effective date of the Registration Statement and until the Expiration Date will, when they are filed with the Commission, comply in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. When read together with the other information in the Prospectus at the time the Registration Statement became effective, at the time the Prospectus was issued and at the Exchange Date, no such Incorporated Document contained, and no document so filed and incorporated by reference in the Registration Statement or Prospectus subsequent to the effective date of the Registration Statement will contain, an untrue statement of a material fact or omitted, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(m) Deloitte & Touche LLP are independent public accountants with respect to the Company as required by the Securities Act and the Exchange Act.

(n) The financial statements of the Company included in the Registration Statement and the Prospectus, together with the related schedules and notes, present fairly the consolidated financial position, the results of operations and changes in financial position of the Company and its consolidated subsidiaries for the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries; said financial statements (including the related notes and schedules) have been prepared in conformity with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved except, in each case, as disclosed in the Prospectus. The summary financial information of the Company included in the Prospectus presents fairly the information shown therein and has been compiled on a basis consistent with that of the audited financial statements of the Company included in the Registration Statement.

(o) Since the respective dates as of which information is given in the Registration Statement and the Prospectus to and including the Expiration Date, except as otherwise stated in the Registration Statement and Prospectus, (i) there has been no Material Adverse Effect, (ii) there have been no transactions entered into or direct or contingent liabilities or obligations incurred by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise, (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, and (iv) there has not been and will not have been any material change in the capital stock or long-term indebtedness of the Company or any of its Subsidiaries (except as disclosed to the Dealer-Manager in writing).

(p) The authorized, issued and outstanding capital stock of the Company will be, as of the date at which information is given in the Prospectus, as set forth in the Prospectus under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Prospectus). All of the Company’s shares of issued and outstanding capital stock have been duly authorized, validly issued, and fully paid and are non-assessable; none of the Company’s shares of issued and outstanding capital stock was issued in violation of applicable preemptive or other similar rights.

(q) To the best knowledge of the Company, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or threatened, against or affecting the Company or any of its subsidiaries which is required to be disclosed in the Registration Statement (other than as disclosed therein), which might reasonably be expected to result in a Material Adverse Effect, the aggregate of all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

(r) The Company is not, and, after giving effect to the Exchange Offer and the issuance of the New Securities as described in the Registration Statement and the Prospectus, will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(s) The Company has all necessary power and authority to execute and deliver the New Indenture and perform its obligations thereunder; the New Indenture has been duly authorized by the Company and is duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder; when the New Indenture is duly executed and delivered by the Company, assuming due authorization, execution and delivery of the New Indenture by the New Trustee, it will constitute a legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; and the New Indenture will conform, when executed, in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

(t) The Company has all necessary power and authority to execute, issue and deliver the New Securities and perform its obligations thereunder; the New Securities have been duly authorized by the Company and when the New Securities are executed, authenticated and issued in accordance with the terms of the New Indenture and delivered to Holders pursuant to the Exchange Offer on the Exchange Date, assuming due authentication of the New Securities by the New Trustee, such New Securities will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law); and the New Securities will conform, when issued, in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

(u) The Company has all necessary power and authority to issue and deliver the Conversion Shares; the Conversion Shares have been duly and validly authorized and reserved for issuance upon conversion of the New Securities and are free of preemptive rights; all Conversion Shares, when issued and delivered upon such conversion in accordance with the terms of the New Indenture, will be duly and validly authorized and issued, fully paid and non-assessable and will be free and clear of any liens; and the Conversion Shares, if issued, will conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus.

(v) The Company (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded and reported to management as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s authorization and (D) the reported accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, all as required by the Sarbanes-Oxley Act of 2002, and the Commission’s rules and regulations thereunder.

(w) Since the respective dates as of which information is given in the Registration Statement and the Prospectus, the Company has not (i) issued or granted any equity securities or securities convertible into or exchangeable for equity securities (other than, in each case, securities issued or granted under the stock option and similar employee benefit plans of the Company and its affiliates and subsidiaries), (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business that would be required to be disclosed on a current or periodic report prescribed by the Commission or that would be required to be reflected on a balance sheet in accordance with U.S. GAAP, (iii) entered into any transaction not in the ordinary course of business that would be required to be disclosed on a current or periodic report prescribed by the Commission, (iv) entered into any material transaction not in the ordinary course of business or that would be required to be reflected on a balance sheet in accordance with U.S. GAAP or (v) declared or paid any dividend on any of its capital stock.

The representations and warranties set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of any Indemnified Person (as defined herein), (ii) any termination of this Agreement or (iii) any withdrawal by the Dealer-Manager pursuant to this Agreement.

Any certificate signed by any officer of the Company or any of its subsidiaries and delivered to the Dealer-Manager or its counsel shall be deemed a representation and warranty by the Company to the Dealer-Manager as to the matters covered thereby.

9. Conditions to the Dealer-Manager’s Obligations. Lehman Brothers’ obligation to act as Dealer-Manager shall at all times be subject to the performance by the Company of its obligations herein and to the following additional conditions:

(a) At all times from the Commencement Date to and including the date on which the Company exchanges New Securities for validly tendered Old Securities that it has accepted in accordance with the terms of the Exchange Offer (the “Exchange Date”), each of the Company’s representations and warranties contained herein shall be true and correct in all material respects and the Company shall have performed in all material respects all of the agreements contained in this Agreement and as set forth in the Exchange Offer Materials theretofore required by it to have been performed. The Company acknowledges that Lehman Brothers’ agreement to act, or to continue to act, as Dealer-Manager at a time when the Dealer-Manager knows or should know that any such representation, warranty and agreement is or may be untrue or incorrect or not performed, as the case may be, in a material respect shall be without prejudice to its right subsequently to cease so to act by reason of such untruth, incorrectness or nonperformance, as the case may be.

(b) No stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose are pending or, to the best knowledge of the Company, threatened by the Commission and no injunction suspending the offer, issuance, delivery or exchange of the New Securities pursuant to the Exchange Offer or the Transactions has been issued and no proceedings for that purpose are pending or, to the best knowledge of the Company, have been threatened and no action, lawsuit, claim or governmental or administrative proceeding shall have been commenced or, to the best knowledge of the Company, threatened with respect to the Exchange Offer or the other Transactions before any court, agency or other governmental or regulatory body of any jurisdiction that the Dealer-Manager, in good faith after consultation with counsel, believes renders it inadvisable for the Dealer-Manager to continue to act as Dealer-Manager.

(c) On the Commencement Date and the Exchange Date, the Company will furnish to the Dealer-Manager, (i) an opinion of Shearman & Sterling LLP, special counsel to the Company, substantially in the form attached hereto as Schedule I, and (ii) an opinion of the General Counsel of the Company, substantially in the form attached hereto as Schedule II.

(d) On the Commencement Date and the Exchange Date, the Dealer-Manager shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to the Dealer-Manager, addressed to the Dealer-Manager, in form and substance satisfactory to the Dealer-Manager.

(e) On the Commencement Date, the Exchange Date, and any Amendment Date, the Company will furnish to the Dealer-Manager a certificate of the Chairman and Chief Executive Officer and the Chief Financial Officer of the Company in the form attached hereto as Schedule III addressed to the Dealer-Manager and dated the applicable date of delivery.

(f) Deloitte & Touche LLP will furnish to the Dealer-Manager a letter addressed to the Dealer-Manager (i) dated the Commencement Date in the form attached hereto as Schedule IV and (ii) dated the Exchange Date and any Amendment Date, in form and substance satisfactory to the Dealer-Manager.

(g) All opinions and certificates required to be delivered pursuant to the terms hereof shall be in a form and substance satisfactory to counsel for the Dealer-Manager.

10. Additional Agreements. In addition to the other agreements of the Company contained elsewhere in this Agreement, the Company hereby agrees and acknowledges that:

(a) The Company will advise the Dealer-Manager promptly of any of the following: (i) the time when the Registration Statement has become effective and when any post-effective amendment thereto has been filed or becomes effective, or any amendment or supplement to the Prospectus or any amendment to the Schedule TO or any amended or additional Exchange Offer Materials shall have been filed, (ii) the occurrence of any event which may cause the Company to withdraw, terminate or cancel the Exchange Offer, (iii) the occurrence of any event or the discovery of any fact, the occurrence or existence of which it believes would require the making of any material change in the Exchange Offer Materials then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (iv) any proposal or requirement to make, amend or supplement the Registration Statement, the Prospectus, the Schedule TO or the other Exchange Offer Materials or other filing required by the Securities Act, the Exchange Act or “blue sky” or other state securities laws in connection with the Exchange Offer or to make any filing in connection with the Exchange Offer pursuant to any other applicable law, rule or regulation, (v) the issuance by the Commission or any other federal, state or local governmental or regulatory agency or authority of any comment or order specifically concerning the Registration Statement, Prospectus or any other Exchange Offer Materials, (vi) any material development in connection with the Exchange Offer or the Transactions (including any change of the expiration date of the Exchange Offer, of the occurrence of any event which could cause the Company to withdraw, rescind, modify or amend the Exchange Offer and of any consummation of the Exchange Offer), or (vii) any other information relating to the Exchange Offer or the Transactions which the Dealer-Manager may from time to time reasonably request. If at any time the Commission shall issue any order suspending the effectiveness of the Registration Statement, any state securities commission or other governmental or regulatory agency or authority shall issue an order suspending the qualification of the New Securities under state securities or “blue sky” laws or any other governmental or regulatory agency or authority shall issue any order impeding the making or consummation of the Exchange Offer, the Company shall use reasonable efforts to obtain the lifting or removal thereof as soon as possible.

(b) Until the Exchange Offer is completed or terminated, the Company will deliver to the Dealer-Manager, promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by the Company to its security holders, and of all current, regular and periodic reports filed by the Company with any securities exchange or with the Commission.

(c) In making and consummating the Exchange Offer, the Company will comply in a timely manner with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder and any other applicable laws, regulations and requirements.

(d) The Company agrees to make generally available to its security holders as soon as practicable an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act covering a twelve-month period beginning not later than the first day of its fiscal quarter next following the effective date of the Registration Statement.

(e) In the event that the Company is required, or considers it advisable, to amend or supplement the Exchange Offer Materials or make any additional filings with any federal, state or local governmental or regulatory agency or authority in connection with the Exchange Offer, then it shall, at a reasonable time prior to making any such filing, furnish the Dealer-Manager with copies of such material and will give reasonable consideration to the comments, if any, of the Dealer-Manager and the Dealer-Manager’s counsel.

(f) The Company will file and disseminate, as required, any necessary amendments or supplements to the Exchange Offer Materials and other documents that are filed with any federal, state or local governmental or regulatory agency or authority relating to the Exchange Offer, and, if there is any such filing, it will promptly furnish to the Dealer-Manager an accurate and complete copy of each such amendment or supplement upon the filing thereof.

(g) The Company will use its commercially reasonable efforts to do and perform all things required to be done and performed by it under this Agreement that are within its control prior to or after the Exchange Date.

11. Indemnification and Contribution.

(a) The Company hereby agrees that it will hold harmless and indemnify the Dealer-Manager and its affiliates and any officer, representative, director, employee or agent of the Dealer-Manager or any such affiliates and any person controlling (within the meaning of Section 20(a) of the Exchange Act) the Dealer-Manager or any such affiliates (collectively, the “Indemnified Persons”) from and against any loss, claim, damage, liability and expense whatsoever (as incurred or suffered, and including, but not limited to, reasonable legal or other expenses reasonably incurred in connection with investigating, preparing to defend or defending any lawsuit, claim or other proceeding, commenced or threatened, whether or not resulting in any liability, which reasonable legal or other expenses shall be reimbursed by the Company as promptly as practicable after receipt of any invoices therefor from the Dealer-Manager or such other Indemnified Persons), (i) arising out of or based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Exchange Offer Materials, or in any solicitation material used by the Company or authorized by it for use in connection with the Exchange Offer, or arising out of or based upon the omission or alleged omission to state in any such document a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (B) any withdrawal, termination or cancellation by the Company of, or failure by the Company to make or consummate, the Exchange Offer, (C) any actions taken or omitted to be taken by an Indemnified Person pursuant to this Agreement or with the consent of the Company or in conformity with actions taken or omitted to be taken by the Company or (D) any breach by the Company of any representation or warranty, or any failure by the Company to comply with any agreement, contained in this Agreement or (ii) arising out of, relating to or in connection with or alleged to arise out of, relate to or be in connection with the Exchange Offer, any of the Transactions or the performance of Lehman Brothers’ services as Dealer-Manager with respect to the Exchange Offer. However, the Company will not be obligated to indemnify an Indemnified Person for any loss, claim, damage, liability or expense pursuant to (a) clause (i) of the preceding sentence to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information provided by the Dealer-Manager expressly for use in the Exchange Offer Materials, it being understood that the only information so provided by the Dealer-Manager expressly for use in the Exchange Offer Materials is the name, address and telephone numbers of Lehman Brothers, as Dealer-Manager, or (b) clause (ii) of the preceding sentence, which has been determined in a final judgment by a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence on the part of such Indemnified Person. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to the Indemnified Person or to any director, officer, and employee or controlling persons of the Indemnified Person.

(b) If any lawsuit, claim or other proceeding is brought against any Indemnified Person in respect of which indemnification may be sought against the Company pursuant to this Section 11, such Indemnified Person shall promptly notify the Company of the commencement of such lawsuit, claim or proceeding after receipt by such Indemnified Person of notice of such lawsuit, claim or proceeding; provided, however, that the failure to so notify the Company shall not relieve the Company from any obligation or liability which it may have under this Section 11 except to the extent that it has been prejudiced in any material respect by such failure and in any event shall not relieve the Company from any other obligation or liability which it may have to such Indemnified Person otherwise than under this Section 11. In case any such lawsuit, claim or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify the Company of the commencement of such lawsuit, claim or proceeding, the Company shall be entitled to participate in such lawsuit, claim or proceeding, and, after written notice from the Company to such Indemnified Person, to assume the defense of such lawsuit, claim or proceeding with counsel of its choice at its reasonable expense, in which case the Indemnified Person shall fully cooperate with the Company with respect to such lawsuit, claim or proceeding and, after notice from the Company to the Indemnified Person of its election to assume the defense of such lawsuit, claim or proceeding, the Company shall not be liable to the Indemnified Person under this Section 11 for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof other than the reasonable costs of investigation; provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the election of the Company to assume the defense of such lawsuit, claim or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such lawsuit, claim or proceeding, and the Company shall bear the reasonable fees, costs and expenses of such separate counsel (and shall pay such reasonable fees, costs and expenses as promptly as practicable after receipt of any invoice therefor from the Dealer-Manager) if (i) the Indemnified Person shall have been advised by counsel that the use of counsel chosen by the Company to represent such Indemnified Person would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such lawsuit, claim or proceeding include both an Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be legal defenses available to it or to other Indemnified Persons which are different from or in addition to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of the Indemnified Person); (iii) the Company shall not have employed counsel satisfactory to such Indemnified Person, in the exercise of such Indemnified Person’s reasonable judgment, to represent such Indemnified Person within a reasonable time after notice of the institution of any such lawsuit, claim or proceeding; or (iv) the Company shall authorize such Indemnified Person to employ separate counsel at the reasonable expense of the Company. The foregoing indemnification commitments shall apply whether or not the Indemnified Person is a formal party to any such lawsuit, claim or proceeding. The Company shall not be liable for any settlement of any lawsuit, claim or proceeding effected without its consent (which consent will not be unreasonably withheld), but if settled with such consent, or if there be a final judgment in favor of the plaintiff in any such action, the Company agrees, subject to the provisions of this Section 11, to indemnify the Indemnified Person from and against any loss, damage or liability by reason of such settlement or final judgment, as the case may be. The Company agrees to notify the Dealer-Manager promptly, or cause it to be notified promptly, of the assertion in writing of any lawsuit, claim or proceeding against the Company, any of its officers or directors or any person who controls any of the foregoing within the meaning of Section 20(a) of the Exchange Act, arising out of or relating to the Exchange Offer. The Company further agrees that, unless it has received prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld), any settlement of a lawsuit, claim or proceeding against it arising out of or relating to the Exchange Offer or the consent to the entry of any judgment with respect to any pending or threatened lawsuit, claim or proceeding in respect of which indemnification or contribution may be sought under this Agreement (whether or not the Indemnified Person is an actual or potential party to such claim or action) shall include an explicit and unconditional release from the parties bringing such lawsuit, claim or proceeding of all Indemnified Persons who are or could have been a party to such lawsuit, claim or proceeding if such Indemnified Persons could have sought indemnification hereunder, which release shall be reasonably satisfactory to the Dealer-Manager.

(c) The Company and the Dealer-Manager agree that if any indemnification sought by any Indemnified Person pursuant to this Section 11 is unavailable or is insufficient for any reason, other than that specified in the second sentence of Section 11(a), then (whether or not the Dealer-Manager is the Indemnified Person) the Company, on the one hand, and the Dealer-Manager, on the other hand, shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable or insufficient (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on one hand, and the Dealer-Manager, on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities and expenses, or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing clause (i) but also the relative faults of the Company, on the one hand, and the Dealer-Manager, on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities and expenses, and other equitable considerations, subject to the limitation that in any event the Dealer-Manager’s aggregate contribution to all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder shall not exceed the amount of fees actually received by the Dealer-Manager pursuant to this Agreement. It is hereby agreed by the parties hereto that the relative benefits to the Company, on the one hand, and the Dealer-Manager, on the other hand, with respect to the Exchange Offer shall be deemed to be in the same proportion as (i) the aggregate value of the consideration paid or proposed to be paid to the beneficial holders of the Old Securities of the Company pursuant to the Exchange Offer (whether or not the Exchange Offer is consummated) bears to (ii) the fees payable to the Dealer-Manager with respect to the Exchange Offer pursuant to Section 5 (whether or not the Exchange Offer is consummated). It is further agreed that the relative faults of the Company, on the one hand, and the Dealer-Manager, on the other hand, (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the Company or by the Dealer-Manager and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Company or the Dealer-Manager and the parties’ relative intent, knowledge, access to information and opportunity to prevent such action or omission. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages, liabilities or expenses referred to in this Section shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating, preparing to defend or defending any such action or claim.

(d) In the event an Indemnified Person appears as a witness on behalf of the Company in connection with the Exchange Offer (other than an action brought by the Company against any Indemnified Person or an action brought by an Indemnified Person against the Company) in which such Indemnified Person is not named as defendant, the Company agrees to reimburse such Indemnified Person for all reasonable expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

(e) The Company also agrees that no Indemnified Person shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with this Agreement or Lehman Brothers’ acting as Dealer-Manager hereunder, except for liabilities determined in a final judgment by a court of competent jurisdiction to have resulted directly from any acts or omissions undertaken or omitted to be taken by any Indemnified Person through its or his, as the case may be, gross negligence or willful misconduct.

(f) The foregoing rights to indemnification and contribution shall be in addition to any other rights which the Dealer-Manager and the other Indemnified Persons may have against the Company under common law or otherwise.

12. Indemnification, Representations and Warranties to Remain Operative. The rights to indemnification, contribution and exculpation contained in Section 11 and the representations, warranties and agreements of the Company set forth in this Agreement shall survive and remain operative and in full force and effect regardless of (a) the failure to commence the Exchange Offer, the consummation of the Exchange Offer, any withdrawal, termination or cancellation of the Exchange Offer for any reason whatsoever, the exchange of Old Securities pursuant to the Exchange Offer or any withdrawal by the Dealer-Manager pursuant to Section 4, (b) any investigation made by or on behalf of any party hereto or any person controlling any party hereto within the meaning of Section 20(a) of the Exchange Act and (c) the completion of the Dealer-Manager’s services under this Agreement.

13. Termination. Except as set forth in Section 12, this Agreement shall terminate upon the earliest to occur of (a) the consummation or the termination, withdrawal or cancellation of the Exchange Offer by the Company, (b) the withdrawal by Lehman Brothers as the Dealer-Manager pursuant to Section 4 hereof and (c) the date that is one year from the date hereof; provided that, Sections 3, 5, 6, 8, and 11–21 hereof shall survive the termination of this Agreement.

14. Notices. All notices and other communications required or permitted to be provided under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by facsimile with immediate telephonic confirmation or (c) sent by registered or certified mail, return receipt requested, postage prepaid, to the parties hereto as follows:

(a)	if to Lehman Brothers:

Lehman Brothers Inc.

745 Seventh Avenue, 3rd Floor

New York, New York 10019

Attention: [Leonard G. Rosen]

Facsimile: (212) 526-[7596]

Telephone: (212) 526-7000

with a copy to:

Cleary, Gottlieb, Steen & Hamilton

One Liberty Plaza

New York, New York 10006

Attention: David Lopez and David I. Gottlieb

Facsimile: (212) 225-2000

Telephone: (212) 225-3999

(b)	if to the Company:

Comverse Technology, Inc.

170 Crossways Park Drive

Woodbury, New York 11797

Attention: Paul L. Robinson

Facsimile: (516) 677-7355

Telephone: (516) 677-7200

with a copy to:

Shearman & Sterling LLP

599 Lexington Ave.

New York, NY 10022

Attention: Robert Evans III

Facsimile: (212) 848-7179

Telephone: (212) 848-4000

15. Modifications. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

16. Governing Law; Jurisdiction. The terms of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Company agrees that any suit, action or proceeding against the Company brought by the Dealer-Manager or any Indemnified Person, arising out of or based upon this Agreement or the Transactions may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

17. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of such counterparts, when so executed and delivered, shall be deemed to be an original, and all of such counterparts, taken together, shall constitute one and the same agreement.

18. Severability. If any term or provision of this Agreement is deemed or rendered invalid or unenforceable in any jurisdiction, then such term or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, which terms and provisions shall remain in full force and effect.

19. Successors. This Agreement is made solely for the benefit of the Dealer-Manager and the Company and, to the extent expressly set forth herein, the Indemnified Persons and their executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

20. Entire Agreement. This Agreement constitutes the entire agreement by and among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

21. Headings. The headings to sections contained in this Agreement are included for ease of reference only, and the parties hereto agree that they are not to be given substantive meaning or otherwise affect each party’s rights and duties hereunder.

[The rest of this page has been left blank intentionally; the signature page follows.]

Please indicate your willingness to act as Dealer-Manager and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this letter so signed, whereupon this letter and your acceptance shall constitute a valid and legally binding agreement between us.

Very truly yours,

COMVERSE TECHNOLOGY, INC.

By:
Name:
Title:

Accepted and agreed as of the date first above written: LEHMAN BROTHERS INC.

By:
Authorized Representative

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